Exhibit 10.2

Date 4 December 2007

as amended and restated by the

First Amending and Restating Agreement

dated 9 March 2010 and a Second Amending and

Restating Agreement dated 30 November 2012

PARAGON SHIPPING INC.

as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

- and -

BANK OF SCOTLAND PLC.

as Agent, Mandated Lead Arranger, Underwriter and as Security Trustee

- and -

BANK OF SCOTLAND PLC.

as Swap Bank

LOAN AGREEMENT

relating to a secured term loan facility of

up to US$37,366,864

WATSON FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	19

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS	19

4	DRAWDOWN	20

5	INTEREST	20

6	INTEREST PERIODS	22

7	DEFAULT INTEREST	22

8	REPAYMENT AND PREPAYMENT	23

9	CONDITIONS PRECEDENT	25

10	REPRESENTATIONS AND WARRANTIES	26

11	GENERAL UNDERTAKINGS	28

12	CORPORATE UNDERTAKINGS	33

13	INSURANCE	35

14	SHIP COVENANTS	40

15	SECURITY COVER	44

16	PAYMENTS AND CALCULATIONS	46

17	APPLICATION OF RECEIPTS	47

18	APPLICATION OF EARNINGS	48

19	EVENTS OF DEFAULT	50

20	FEES AND EXPENSES	54

21	INDEMNITIES	57

22	NO SET-OFF OR TAX DEDUCTION	60

23	ILLEGALITY, ETC	64

24	INCREASED COSTS	65

25	SET-OFF	66

26	TRANSFERS AND CHANGES IN LENDING OFFICES	67

27	CONFIDENTIALITY	70

28	VARIATIONS AND WAIVERS	73

29	NOTICES	75

30	SUPPLEMENTAL	76

31	LAW AND JURISDICTION	77

SCHEDULE 1 LENDERS AND CONTRIBUTIONS		79

SCHEDULE 2 DETAILS OF SHIPS AND OWNERS		80

SCHEDULE 3 TRANSFER CERTIFICATE		81

SCHEDULE 4 CONDITION PRECEDENT DOCUMENTS		85

SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE		88

SCHEDULE 6 MANDATORY COST FORMULA		90

SCHEDULE 7 DESIGNATION NOTICE		93

EXECUTION PAGES		94

THIS LOAN AGREEMENT is originally made on 4 December 2007 as amended and restated by the First Amending and Restating Agreement dated 9 March 2010 and as further amended and restated by a Second Amending and Restating Agreement dated 30 November 2012

BETWEEN:

(1)	PARAGON SHIPPING INC. a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960 as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	BANK OF SCOTLAND PLC. acting through its office at New Uberior House, 11-13 Earl Grey Street, Edinburgh EH3 9BN, Scotland, as Agent;

(4)	BANK OF SCOTLAND PLC. acting through its office at New Uberior House, 11-13 Earl Grey Street, Edinburgh EH3 9BN, Scotland, as Mandated Lead Arranger;

(5)	BANK OF SCOTLAND PLC. acting through its office at New Uberior House, 11-13 Earl Grey Street, Edinburgh EH3 9BN, Scotland, as Security Trustee;

(6)	BANK OF SCOTLAND PLC. acting through its office at New Uberior House, 11-13 Earl Grey Street, Edinburgh EH3 9BN, Scotland as Underwriter;

(7)	BANK OF SCOTLAND PLC. acting through its office at c/o Wholesale Markets Treasury & Trading Legal, 1st Floor, 10 Gresham Street, London EC2V 7AE, England as Swap Bank.

WHEREAS

(A)	By a loan agreement dated 4 December 2007 (as amended and restated by two amending and restating agreements dated 9 March 2010 and 30 November 2012) and made between (i) the Borrower, (ii) the Lenders, (iii) the Agent, (iv) the Mandated Lead Arranger (v) the Security Trustee, (vi) the Underwriter and (vii) the Swap Bank, the Lenders have made available to the Borrower a secured term loan facility in the amount of US$37,366,864.

(B)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

(C)	By the Second Amending and Restating Agreement, the Creditor Parties agreed to certain amendments to the Loan Agreement, the other Finance Documents and the Master Agreement.

(D)	This Agreement sets out the terms and conditions of the Loan Agreement as amended and restated by the Amending and Restating Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Accounting Information” means the annual audited consolidated financial statements of the Group to be provided by the Borrower to the Agent in accordance with Clause 11.6(a) or the quarterly unaudited consolidated accounts of the Group to be provided by the Borrower to the Agent in accordance with Clause 11.6(b) (as the context may require);

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Affected Lender” has the meaning given in Clause 5.5;

“Affiliate” means, for the purposes of Clause 27, in relation to any person, a subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Agency and Trust Deed” means the agency and trust deed dated 4 December 2007 and executed between the Borrower, the Lenders, the Agent, the Security Trustee, the Mandated Lead Arranger, the Underwriter and the Swap Bank as amended by the Amending and Restating Agreements;

“Agent” means Bank of Scotland Plc. and any of its successors including, without limitation, any successor appointed under clause 5 of the Agency and Trust Deed;

“Amending and Restating Agreements” means, together, the First Amending and Restating Agreement and the Second Amending and Restating Agreement and, in the singular, means either of them;

“Approved Broker” means each of H. Clarkson & Company Limited of London, England, Barry Rogliano Salles S.A. of Paris, France, R.S. Platou Shipbrokers A.S. of Oslo, Norway, Arrow Sale & Purchase (UK) Ltd. of London, England, Simpson Spence & Young of London, England, Fearnley AS of Oslo, Norway , Galbraith’s Limited of London, England and Gibson Shipbrokers Ltd of London, England;

“Approved Charter” means, in relation to:

(a)	“CORAL SEAS”, a charterparty dated 19 December 2011 in respect of a time charter with Morgan Stanley Capital Group Inc. as charterer for a term of at least 23 (plus an option to extend at the charterer’s option); and

(b)	“GOLDEN SEAS”, a charterparty dated 3 November 2011 in respect of a time charter with Mansel Ltd Bermuda as charterer for a term of at least 22 months (plus an option to extend at the charterer’s option);

“Approved Charter Assignment” means, in relation to each Approved Charter, an assignment of the rights of the Owner who is a party to that Approved Charter executed or to be executed by that Owner in favour of the Security Trustee, in each case, in such form as the Lenders may approve or require and, in the plural, means both of them;

“Approved Flag” means the Marshall Islands flag, the Liberian flag and such other flag as the Agent may, in its sole and absolute discretion, approve as the flag on which a Ship shall be registered;

“Approved Flag State” means the Marshall Islands, Liberia or any other country in which the Agent, may in its sole and absolute discretion, approve that a Ship be registered;

“Approved Manager” means, in relation to each Ship, Allseas Marine S.A., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and maintaining a ship management office at 15, Karamanli Street, 166 73 Voula, Greece or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical and/or commercial manager of a Ship;

“Borrower” means Paragon Shipping Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960;

“Business Day” means a day on which banks are open in London, Athens and any other city in which a Lender is incorporated or maintains its lending office and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of a Security Interest;

“Charterparty Assignment” means, in relation to a Ship, an assignment of the rights of the Owner of that Ship under any charterparty or other contract of employment referred to in Clause 14.16 executed or to be executed by the relevant Owner in favour of the Security Trustee, in each case, in such form as the Lenders may approve or require and, in the plural, means both of them;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Compliance Certificate” means a certificate in the form set out in Schedule 5 (or in any other form which the Agent approves or reasonably requires) to be provided at the times and in the manner set out in Clause 12.5;

“Compliance Date” means 31 March, 30 June, 30 September and 31 December in each calendar year (or such other dates as of which the Borrower prepares the consolidated financial statements which it is required to deliver pursuant to Clause 11.6);

“Contractual Currency” has the meaning given in Clause 21.5;

“Confidential Information” means, for the purposes of Clause 27, all information relating to any Relevant Person or its subsidiaries, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents from either:

(a)	any Relevant Person or its subsidiaries or any of their respective advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any Relevant Person [or its subsidiaries] or any of their respective advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach of that Creditor Party of Clause 27; or

(ii)	is identified in writing at the time of delivery as non-confidential by any Relevant Person or its subsidiaries or any of their respective advisers; or

(iii)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with any Relevant Person or its subsidiaries and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

“Confirmation” and “Early Termination Date” in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Contractual Currency” has the meaning given in Clause 21.5;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Mandated Lead Arranger, the Underwriter, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

“Current Assets” means the current assets of the Group (excluding derivative revaluations but including restricted cash) as stated in the most recent Accounting Information;

“Current Liabilities” means the current liabilities of the Group (excluding derivative revaluations) as stated in the most recent Accounting Information;

“Deed of Covenant” means a deed of covenant collateral to a mortgage on a Ship to be executed in favour of the Security Trustee by the Owner of the relevant Ship in such form as the Lenders may approve or require and, in the plural means all of them;

“Delegate” means any delegate, agent, attorney, co-trustee or other person appointed by the Security Trustee;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also a Lender;

(b)	its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)	it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 7, as a Designated Transaction for the purposes of the Finance Documents;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date on which the Loan was actually made;

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner thereof or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the relevant Owner or the Security Trustee in the event of requisition of that Ship for hire,

remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means, in relation to each Ship, an account in the name of the Owner of that Ship with the Agent designated “[name of Ship] - Earnings Account”, or any other account (with an office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account for that Ship for the purposes of this Agreement and in the plural means all of them;

“Earnings Account Charge” means a deed dated 10 December 2007 and executed by the Owners of the Ships creating security in favour of the Security Trustee over the Ship Earnings Accounts as amended by the Amending and Restating Agreements;

“Effective Date” has the meaning given in the Second Amending and Restating Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship or the Owner thereof and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Owner thereof and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“FATCA” means sections 1471 through 1474 of the Code and any Treasury regulations thereunder;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which could be required to make a FATCA Deduction;

“FATCA Non-Exempt Lender” means any Lender who is not a FATCA Exempt Party;

“Fee Letter” means a letter issued or to be issued by the Borrower to the Agent in which the Borrower agrees to pay certain fees to the Agent in connection with this Agreement;

“Final Maturity Date” means 9 July 2015;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Fee Letter;

(d)	the Agency and Trust Deed;

(e)	the Guarantees;

(f)	the Master Agreement Assignment;

(g)	the Mortgages;

(h)	the General Assignments;

(i)	any Deeds of Covenant;

(j)	the Earnings Accounts Charge;

(k)	the Retention Account Charge;

(l)	any Charterparty Assignment;

(m)	the Manager’s Undertakings;

(n)	the Approved Charter Assignments;

(o)	the Shares Security Deeds;

(p)	the Second Amending and Restating Agreement; and

(q)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, either Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to any Creditor Party under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Group, each period of 1 year commencing on 1 January in respect of which its consolidated accounts are or ought to be prepared;

“First Amending and Restating Agreement” means the first amending and restating agreement dated 9 March 2010 and made between (i) the Borrower, (ii) the Owners, (iii) the Lenders, (iv) the Agent, (v) the Mandated Lead Arranger, (vi) the Security Trustee, (vii) the Underwriter and (viii) the Swap Bank;

“Fleet Vessels” means, together, all of the vessels (including, but not limited to, the Ships) from time to time owned by members of the Group;

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America;

“General Assignment” means, in relation to each Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship dated 10 December 2007 and made between the Owner of that Ship and the Security Trustee as amended by the Amending and Restating Agreements and, in the plural, means both of them;

“Group” means the Borrower and its subsidiaries (whether direct or indirect and including, but not limited to, the Owners) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Guarantee” means, in relation to each Owner, a guarantee dated 4 December 2007 given by that Owner in favour of the Security Trustee guaranteeing the obligations of the Borrower under (inter alia) this Agreement and the other Finance Documents as amended by the Amending and Restating Agreements and, in the plural, means both of them;

“IACS” means the International Association of Classification Societies;

“Insurances” means, in relation to each Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to each Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship’s or the compliance of its Owner with the ISM Code which the Agent may require;

“ISM SMS” means, in relation to each Ship, the safety management system for that Ship which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship’s flag state and any jurisdiction on which such Ship is operated;

“ISPS Code Documentation” includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“Lender” means, subject to Clause 26.6:

(a)	a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

“Leverage Ratio” means, at any relevant time, the ratio (expressed as a percentage) of Total Net Indebtedness to Total Capitalisation;

“LIBOR” means, for an Interest Period:

(i)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, that period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as Page 01” on the Reuters Service or such other page as may replace Page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that period for a period equal to that period and for delivery on the first Business Day of it;

“Liquid Assets” means, at any relevant time hereunder, the aggregate of:

(a)	cash in hand or held with banks or other financial institutions of the Borrower and/or any other member of the Group (other than restricted cash) in Dollars or another currency freely convertible into Dollars;

(b)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Lenders (being for the purposes of this Agreement, Dollars, Japanese Yen, Swiss Francs, Euros or Sterling) issued by a prime international bank; and

(c)	the market value of equity securities (if and to the extent that the Agent is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned by the Borrower or any other member of the Group where:

(i)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Agent; and

(ii)	the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Agent’s spot rate for the purchase of Dollars with that currency on the relevant calculation date;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to each Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or, the equivalent in any other currency;

“Majority Lenders” means the Lenders whose Contributions total at least 66 2/3 per cent. of the Loan;

“Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking dated 10 December 2007 executed by the Approved Manager in favour of the Security Trustee as amended by the Amending and Restating Agreements and, in the plural, means all of them;

“Management Agreement” means, in relation to each Ship, an agreement made or to be made between the Owner of that Ship and the Approved Manager in respect of the commercial and technical management of the Ship and, in the plural, means all of them;

“Mandated Lead Arranger” means Bank of Scotland Plc. acting through its office at New Uberion House, 11-13 Earl Grey Street, Edinburgh, EH3 9BN, Scotland,

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 6;

“Margin” means 2.75 per cent. per annum;

“Market Value” means, in relation to each Ship and each Fleet Vessel, the market value thereof calculated in accordance with Clause 15.4;

“Market Value Adjusted Net Worth” means Net Worth adjusted to reflect the difference between the book values of the Fleet Vessels and the Market Values of the Fleet Vessels at any relevant time;

“Master Agreement” means the master agreement (on the 1992 ISDA (Multicurrency - Crossborder) form) dated 4 December 2007 and made between the Borrower and the Swap Bank as amended by the Amending and Restating Agreements and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Master Agreement Assignment” means, the assignment of the Master Agreement dated 4 December 2007 executed by the Borrower in favour of the Security Trustee as amended by the Amending and Restating Agreements;

“Mortgage” means, in relation to each Ship, the first preferred Liberian ship mortgage on that Ship dated 10 December 2007 and executed by the Owner of that Ship in favour of the Security Trustee each as amended and supplemented by three addenda to such mortgage dated 13 March 2009, 9 March 2010 and 27 April 2012 respectively, and as further amended and supplemented by a fourth addendum dated December 2012;

“Negotiation Period” has the meaning given in Clause 5.8;

“Net Worth” means Paid-Up Capital plus General Reserves plus Retained Earnings;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Owner” means:

(a)	in relation to “CORAL SEAS”, Imperator I Maritime Company, a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960; and

(b)	in relation to “GOLDEN SEAS”, Canyon I Navigation Corp., a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960,

each being a corporation which is a direct or indirect wholly-owned subsidiary of the Borrower and, in the plural, means all of them;

“Paid-Up Capital”, “General Reserves” and “Retained Earnings” have the meanings ascribed to them in the most recent Accounting Information;

“Payment Currency” has the meaning given in Clause 21.5;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(f);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Owner is prosecuting or defending such action in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prohibited Jurisdiction” means any country or jurisdiction, from time to time:

(a)	that is subject of a prohibition order (or any similar order or directive), sanctions or restriction promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department; or

(b)	in which, or for which, any Creditor Party or any assignee, transferee or successor thereof is otherwise prohibited or restricted under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business;

“Prohibited Person” means:

(a)	any person appearing on the Specially Designated Nationals List complied and disseminated by the Office of Foreign Assets Control of the United States Treasury Department, as the same may be amended from time to time; or

(b)	for whom any Creditor Party or assignee, transferee or successor thereof is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Receiver” means means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

“Reference Banks” means, subject to Clause 26.15, the Agent and any 2 other prime international banks from time to time selected by the Agent;

“Related Fund” means, for the purposes of Clause 27, in relation to a fund (the “first fund”), a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Relevant Fraction” means, for the purposes of Clause 8.7, a fraction whose numerator is the Market Value of the Ship which has been sold or become a Total Loss immediately prior to such sale or Total Loss and whose denominator is the aggregate Market Value of all Ships immediately prior to such sale or Total Loss of the Ship then subject to a Mortgage;

“Relevant Person” has the meaning given in Clause 19.9:

“Representative” means, for the purposes of Clause 27, any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Agent designated “Paragon Shipping Inc. - Retention Account”, or any other account which is designated by the Agent as the Retention Account for the purposes of this Agreement;

“Retention Account Charge” means a deed executed by the Borrower and dated 10 December 2007 creating security in favour of the Security Trustee in respect of the Retention Account as amended by the Amending and Restating Agreements;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council;

(b)	imposed by CISADA; or

(c)	otherwise imposed by any law or regulation by which the Borrower is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the Borrower and for which a waiver or suspension has not been obtained;

“Second Amending and Restating Agreement” means the second amending and restating agreement dated 30 November 2012 and made between (i) the Borrower, (ii) the Owners, (iii) the Lenders, (iv) the Agent, (v) the Mandated Lead Arranger, (vi) the Security Trustee, (vii) the Underwriter and (viii) the Swap Bank;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover Percentage” means, at any relevant time, the aggregate of the Market Value of all the Ships subject to a Mortgage expressed as a percentage of the Loan as calculated and adjusted (if appropriate) in accordance with Clause 15.1;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each Owner, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Property” means:

(a)	the Security Interest expressed to be granted in favour of the Security Trustee as trustee for the Creditor Parties and all proceeds of that Security Interest;

(b)	all obligations expressed to be undertaken by the Borrower and/or a Security Party to pay amounts in respect of the Secured Liabilities to the Security Trustee as trustee for the Creditor Parties and secured by the Finance Documents together with all representations and warranties expressed to be given by the Borrower or that Security Party in favour of the Security Trustee as trustee for the Creditor Parties;

(c)	the Security Trustee’s interest in any turnover trust created under the Finance Documents;

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Trustee is required by the terms of the Finance Documents to hold as trustee on trust for the Creditor Parties, except:

(i)	rights intended for the sole benefit of the Security Trustee; and

(ii)	any moneys or other assets which the Security Trustee has transferred to the Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement and the Agency and Trust Deed;

“Security Trustee” means Bank of Scotland Plc. and any of its successors including, without limitation, any successor appointed under clause 5 of the Agency and Trust Deed;

“Shares Security Deed” means, in relation to each Owner, a deed creating security over the share capital of that Owner in favour of the Security Trustee in each case, in such form as the Lenders may approve or require and, in the plural, means both of them;

“Ships” means, together, the Ships referred to in Schedule 2 and, in the singular, means either of them;

“Swap Bank” means Bank of Scotland Plc. acting through its office at New Uberior House, 11-13 Earl Grey Street, Edinburgh EH3 9BN, Scotland;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank;

“Total Capitalisation” means, at any relevant time, the aggregate of Total Net Indebtedness and Market Value Adjusted Net Worth;

“Total Equity” means, as at the relevant date, the value of the stockholders’ equity of the Group determined on a consolidated basis in accordance with GAAP and as shown in the consolidated balance sheets for the Group in the most recent Accounting Information;

“Total Loss” means, in relation to each Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)

any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control the relevant Owner;

“Total Loss Date” means:

(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner, with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Total Net Indebtedness” means, as at the date of calculation, the aggregate Financial Indebtedness of the Group less Liquid Assets;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Transaction” has the meaning given in the Master Agreement;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed;

“Underwriter” means Bank of Scotland Plc. acting through its office at New Uberior House, 11-13 Earl Grey Street, Edinburgh, EH3 9BN, Scotland;

“US Tax Obligor” means

(a)	any of the Borrowers, the Owners, or any Guarantor, in each case, which is a “United States person” within the meaning of section 7701(a)(30) of the Code; or

(b)	any of the Borrowers, the Owners or any Guarantor, in each case, some or all of whose payments under the Finance Documents are from sources within the United States for United States federal income tax purposes; and

“Working Capital” means, Current Assets less Current Liabilities.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower and/or the Owner owning the Ship is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls)(1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	References in Clause 1.1 to a document being in the form of a particular Appendix or Schedule include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2	FACILITY

2.1	Amounts and purpose of facility. Subject to the provisions of this Agreement, the Lenders have made available to the Borrower a term loan facility in an amount of up to $37,366,864.

2.2	Lenders’ participations in Loan. Subject to the other provisions of this Agreement, each Lender participates in the Loan in the proportion set out in Schedule 1 of this Agreement.

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1	Interests of Lenders and Swap Bank several. The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly (a) each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement; and (b) the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under the Master Agreement without joining the Agent, the Security Trustee or any other Lender or the Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or Swap Bank. However, without the prior consent of the Majority Lenders, neither a Lender nor a Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document or the Master Agreement; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document or the Master Agreement.

3.3	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement and the Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender, the Swap Bank, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document;

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, the Borrower and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Drawdown. The Creditor Parties and the Borrower acknowledge that on 5 December 2007 the Lenders advanced to the Borrower the total amount of $89,000,000 which was used to part-finance the acquisition cost of the Ships and as at the date of the Second Amending and Restating Agreement, the principal amount outstanding is $37,366,864.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period applicable to it shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost for that Interest Period (if any) and (iii) LIBOR.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Lender which is a Reference Bank shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation required of it, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no rate is quoted on Reuters BBA Page LIBOR 01 and 2 or more of the Reference Banks do not, before 1.00 p.m. (Edinburgh time) on the Quotation Date of an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least one Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Dollar Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least one Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Negotiation of alternative rate of interest. If the Agent serves a notice under Clause 5.8, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution to the Loan during the Interest Period concerned.

5.10	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.11	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution to the Loan plus the Margin and any applicable Mandatory Cost; and the procedure provided for by this Clause 5.11 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.12	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.11, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Agent.

5.13

Prepayment. A notice under Clause 5.8 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment and on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and any applicable Mandatory Cost.

5.14	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Duration of normal Interest Periods. Each Interest Period shall be:

(a)	1, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Edinburgh time) 3 Business Days before the commencement of the Interest Period Provided that there may be no more than 6 Interest Periods having a duration of 1 month in any calendar year; or

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) above; or

(c)	such other period as the Agent may, with the Majority Lenders’ authority, agree with the Borrower.

6.2	Duration of Interest Periods for repayments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.3	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Majority Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the aggregate of the Mandatory Cost (if any) and the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments. The Borrower shall repay the Loan by (save as otherwise paid, repaid or reduced):

(a)	11 consecutive quarterly instalments (the “Repayment Instalments” and each a “Repayment Instalment”) as follows:

(i)	in the case of the first to the seventh (inclusive) Repayment Instalments in the amount of $750,000 each;

(ii)	in the case of the eighth to the eleventh (inclusive) Repayment Instalments in the amount of $1,000,000 each; and

(b)	a balloon instalment in the amount of $28,116,864 (the “Balloon Instalment”).

8.2	Repayment Dates. The first Repayment Instalment shall be repaid on 9 December 2012, each subsequent Repayment Instalment shall be repaid at 3-monthly intervals thereafter and the last Repayment Instalment together with the Balloon Instalment shall be repaid on the Final Maturity Date.

8.3	Final Maturity Date. On the Final Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan. Those conditions are that:

(a)	a partial prepayment shall be not less than $500,000 or a higher multiple thereof;

(b)	the Agent has received from the Borrower at least 15 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (such date to be the last day of an Interest Period);

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force; and

(d)	the Borrower has complied with Clause 8.11 on or prior to the date of prepayment.

8.5	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.6	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.4(c).

8.7	Mandatory prepayment. The Borrower shall be obliged to prepay the whole of the Relevant Amount if a Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss

In this Clause 8.8:

“Relevant Amount” means:

(i)	in the case of a Total Loss, the greater of

(A)	an amount equal to the Relevant Fraction; and

(B)	the total amount of the insurance proceeds relating to such Total Loss; and

(ii)	in the case of a sale, the greater of:

(A)	an amount equal to the Relevant Fraction; and

(B)	an amount which after application of the prepayment to be made pursuant to this Clause 8.7 results in the security cover ratio under Clause 15.1 being the greater of (i) 110 per cent and (ii) the percentage which applied immediately prior to the event described in paragraph (a) of this Clause 8.7.

8.8	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an applicable Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.9	Application of prepayments. Each prepayment made pursuant to this Clause 8 shall be applied to reduce pro rata each Repayment Instalment payable pursuant to Clauses 8.1.

8.10	No re-borrowing. No amount prepaid may be re-borrowed.

8.11	Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.12	Prepayment of Swap Benefit. If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment shall be applied in prepayment of the Loan and authorises the Swap Bank to pay such amount to the Agent for such purpose.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives the documents described in Part A of Schedule 4 in a form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part B of Schedule 4 in a form and substance satisfactory to the Agent and its lawyers;

(c)	that, on or before each Drawdown Date, the Agent receives all facility fees referred to in Clause 20.1 and in the Fee Letter which are payable at that time (including, without limitation, any accrued commitment fee) and has received payment of the expenses referred to in Clause 20.2;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance;

(ii)	the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing;

(e)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of each Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that at each Drawdown Date the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date relative to that Advance (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

10.3	Share capital and ownership. The Borrower has an authorised share capital divided into 150,000,000 registered shares of $0.001 each, 6,009,442 of which shares have been issued each fully paid.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which it is a party; and

(b)	to borrow under this Agreement, enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken.

10.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.14	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower or its business.

10.15	ISM and ISPS Code compliance. The Borrower will procure that the Owners and the Approved Manager obtain all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ships and comply with the ISM Code and the ISPS Code on or before the date of this Agreement.

10.16	No money laundering. Without prejudice to the generality of Clause 2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10.17	Sanctions and prohibitions. In each case without limitation to the other provisions of this Clause 10.17:

(a)	neither the Borrower, Security Party, Approved Charterer or sub-charterer of a Ship is a Prohibited Person or organised in a Prohibited Jurisdiction; and

(b)	nor a Permitted Person and neither the use of the proceeds thereof nor the performance by the Borrower of its obligations under any of the Finance Documents to which it is a party violates any statute, regulation or executive order restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there including but not limited to any provisions of regulations promulgated from time to time by the Office of Foreign Assets Control, U.S. Department of Treasury, or any Executive Order issued pursuant to the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the National Emergencies Act (50 U.S.C. 1601 et seq.) the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.), or the Arms Export Control Act, as amended by the Nuclear Proliferation Prevention Act of 1994 (22. U.S.C 2751 et seq.); and

(c)	the Borrower is not controlled by a Prohibited Person nor does the Borrower control a Prohibited Person (and, for the purpose of this Clause, a company (A) controls another company (B) if B is a subsidiary (either directly or indirectly) of A).

10.18	No immunity. The Borrower is not, nor is any of its assets entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.19	FATCA. None of the Borrower, any guarantor or any Owner is a FATCA FFI or a US Tax Obligor.

11	GENERAL UNDERTAKINGS

11.1	General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge and pari passu ranking. The Borrower will:

(a)	own (directly or indirectly) the entire beneficial interest in each Owner free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to the Borrower’s rights against the Swap Bank under the Master Agreement or all or any part of the Borrower’s interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement) other than in the normal course of its business; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4	Restriction on other liabilities or obligations to be incurred. The Borrower will not incur, and will procure that none of the Owners will, incur, any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents to which each is a party;

(b)	under the Master Agreement (but in such case, only in connection with Designated Transactions);

(c)	(in the case of each Owner) incurred in the normal course of its business of operating its Ship; and

(d)	under a guarantee or any loan or other credit facility agreement creating Financial Indebtedness with any other bank or financial institution incurring liabilities and obligations on behalf of the Borrower in connection with the Fleet Vessels and any ships currently under construction which have been executed prior to the date of the Second Amending and Restating Agreement (including, without limitation, any liabilities and obligations in connection with a commitment letter dated 7 August 2012 in respect of the financing of two containers currently under construction by Zhejiang Ouhua Shipbuilding Co., Ltd in China with builder’s Hull Nos. 656 and 657, respectively) (“Existing Facility Agreements”); and

(e)	under any agreement in respect of the refinancing or restructuring of any Existing Facility Agreement unless such agreement creates an obligation on the Borrower to use corporate cash,

Provided that at that time and following the incurrence of such liabilities or obligations, the Borrower is and shall be in compliance with the financial covenants referred to in Clause 12.4.

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each Financial Year (commencing with the Financial Year ended 31 December 2006), the audited consolidated Financial Statements of the Group for that Financial Year;

(b)	as soon as possible, but in no event later than 60 days after the end of quarter of each Financial Year, the unaudited consolidated accounts of the Group for the most recent financial quarter which has ended and additionally, in the case of each of the second, third and fourth financial quarters, the unaudited consolidated accounts of the Group for the period 1 January up to the end of the relevant financial quarter certified in each case as to their correctness by the chief financial officer of the Borrower;

(c)	together with the quarterly financial statements referred to in paragraph (b) above for each of the financial quarters in each Financial Year, at least two valuations of each Fleet Vessel each prepared by an Approved Broker (at the cost of the Borrower) in accordance with Clause 15.4, which valuations shall be used in determining the Security Cover Percentage pursuant to Clause 15.1 and the financial covenants referred to in Clause 12.4; and

(d)	promptly after each request by the Agent, such further financial information about the Borrower, the Group, the Ships, the other Fleet Vessels and the Owners (including, but not limited to, charter arrangements, Financial Indebtedness and operating expenses) as the Agent may require.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applies and if a change in GAAP occurs that will have a negative effect on the calculation of covenants, the covenants need to be amended accordingly to take into consideration these new regulations;

(b)	in the case of the annual audited financial statements of the Group, be audited by an internationally renowned auditing firm and such financial statements shall not include any material qualifications;

(c)	give a true and fair view of the state of affairs of the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(d)	fully disclose or provide for all significant liabilities of the Group.

11.8	Shareholder and creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to all of the Borrower’s shareholders or creditors or any class of them.

11.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document;

(c)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager, any Ship or the Earnings or the Insurances of any Ship as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 29.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands.

11.13	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.13 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan and this Clause 11.13 does not affect the Borrower’s obligations under Clause 11.14.

11.14	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Agent fully up-to-date with all developments.

11.15	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Group, the Owners, the other Security Parties, the Ships, the other Fleet Vessels, their Insurances or their Earnings (including, but not limited to, any sales or purchases of any Fleet Vessels, the incurrence of Financial Indebtedness by members of the Group, the refinancing or restructuring of any loan or credit facilities to which any members of the Group are a party and details of the employment of the Fleet Vessels) as the Agent may require; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.16	Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.17	Ownership. The Borrower shall ensure that (a) it shall remain the direct or indirect owner of the whole of the issued share capital of each Owner and (b) there shall be no change in the legal and beneficial ownership of the shares in each Owner.

11.18	General and administrative costs. The Borrow shall ensure that the payment of all the general and administrative costs of the Borrower and the Owners in connection with the ownership and operation of the Ships (including, without limitation, the payment of the management fees pursuant to the Management Agreements) shall be fully subordinated to the payment obligations of the Borrower and the Owners under this Agreement and the other Finance Documents throughout the Security Period.

11.19	Hedging of interest rate risks. The Borrower may enter, subject to the Swap Bank’s consent, into such Designated Transactions with the Swap Bank whereby for the period from the Effective Date and up to and including the Final Maturity Date, it will hedge all or the major part of the interest risk under this Agreement in respect of the Loan.

11.20	No amendment to Master Agreement; Transactions. The Borrower will not:

(a)	agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions; or

(b)	enter into any Transaction pursuant to the Master Agreement except Designated Transactions.

11.21	“Know your customer” checks.

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.22	No amendment to the Approved Charter. The Borrower shall ensure that the parties to the Approved Charter will not agree to any amendment or supplement to, or waive or fault to enforce, the Approved Charter or any of its provisions.

11.23	Minimum Liquidity. From the Effective Date and at all times thereafter the Borrower shall maintain in the Retention Account held with the Agent a credit balance equal to not less than $500,000 per Ship subject to a Mortgage (in addition to any amounts transferred into the Retention Account pursuant to Clause 18.2).

11.24	Cashflow budget. The Borrower shall on a monthly basis send to each Lender, commencing no later than the Effective Date, a 13-week cashflow budget in respect of the Fleet Vessels in form and substance acceptable to the Lenders together with an explanation as to any variances exceeding 5 per cent of such budget.

11.25	FATCA. The Borrower shall undertake to ensure that none of the Borrower or any guarantor or any of the Owners shall become a FATCA FFI or a US Tax Obligor.

11.26	Further Assurances.

(a)	The Borrower shall (and shall procure that each Owner and any other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

(i)	to perfect the Security Interest created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security Interest over all or any of the assets which are, or are intended to be, the subject of the Security Interest) or for the exercise of any rights, powers and remedies of the Security Trustee or the Creditor Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Trustee or confer on the Creditor Parties over any property and assets of the Borrower, the Owners and any other member of the Group located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Finance Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Interest.

(b)	The Borrower shall (and shall procure that each Owner and any other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Trustee or the Creditor Parties by or pursuant to the Finance Documents.

12	CORPORATE UNDERTAKINGS

12.1	General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authority of all Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

12.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	declare or pay any dividend or effect any other form of distribution; or

(c)	effect any form of redemption, purchase or return of share capital; or

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending the Loan to the Owners or granting credit or financial assistance to its wholly-owned direct or indirect subsidiaries; or

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks or enter into any transaction in a derivative other than Designated Transactions; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4	Financial Covenants. The Borrower shall ensure that at all times:

(a)	the Market Value Adjusted Net Worth of the Group shall not be less than $75,000,000;

(b)	the Leverage Ratio shall not exceed:

(i)	80 per cent. during the period commencing on 31 December 2012 (inclusive) up to and including 31 December 2014; and

(ii)	75 per cent. during the period commencing on 31 March 2015 (inclusive) and at all other times thereafter; and

(c)	the Group shall maintain Liquid Assets of an amount not less than $500,000 per Fleet Vessel; and

(d)	a minimum amount of $500,000 per Ship then subject to a Mortgage stands to the credit of the Earnings Accounts and the Retention Account.

12.5	Compliance Check. Compliance with the undertakings contained in Clause 12.4 shall be determined in each Financial Year:

(a)	at the time the Agent receives the audited consolidated accounts of the Group and the unaudited consolidated accounts of the Group (pursuant to Clauses 11.6(a) and 11.6(b) respectively), by reference to the unaudited consolidated accounts in the case of the first three financial quarters in each Financial Year and for the fourth financial quarter in each Financial Year, initially by reference to the unaudited consolidated accounts for the relevant fourth quarter and, once available, by reference to the audited consolidated accounts for that Financial Year of the Group; and

(b)	at any other time as the Agent may reasonably request by reference to such evidence as the Lenders may require to determine and calculate the financial covenants referred to in Clause 12.4.

At the same time as it delivers the consolidated accounts referred to in this Clause 12.5, the Borrower shall deliver to the Agent a Compliance Certificate demonstrating its compliance (or not, as the case may be) with the provisions of Clause 12.4 signed by the chief financial officer of the Borrower.

The Agent reserves the right, when determining the compliance of the Borrower with the undertakings contained in Clause 12.4 for each Financial Year, not to rely on the valuations of the Ships submitted by the Borrower and instead to obtain (at the cost of the Borrower) further valuations of each Ship, each prepared by an Approved Broker in accordance with Clause 15.4.

12.6	Change in accounting expressions and policies. If, by reason of change in format or GAAP or other relevant accounting policies, the expressions appearing in any accounts and financial statements referred to in Clause 11.6 alter from those in the accounts and financial statements for the Borrower for the year ended 31 December 2006, the relevant definitions contained in Clause 1.1 and the provisions of Clause 12.4 shall be deemed modified in such manner as the Agent, acting with the authorisation of the Majority Lenders, shall require to take account of such different expressions but otherwise to maintain in all respects the substance of those provisions.

12.7	Subordination of rights of Borrower. All rights which the Borrower at any time has (whether in respect of the Loan or any other transaction) against any Owner or its assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of any Owner or prove for any amount payable to the Borrower by an Owner, whether in respect of the Loan or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Borrower to any Owner.

13	INSURANCE

13.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including protection and indemnity war risks);

(c)	in the case of protection and indemnity war risks, in an amount equal to the amount for which the war risks under the hull policies are effected;

(d)	protection and indemnity risks including protection and indemnity war risks cover in excess of the amount for war risks (hull) and including cover for oil pollution liability risks; and

(e)	any other risks against which the Majority Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Majority Lenders be reasonable for the relevant Owner to insure and which are specified by the Security Trustee by notice to the relevant Owner.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount, which when aggregated with the insured value of the other Ships at the relevant time subject to a Mortgage, is equal to 120 per cent. of the Loan and (ii) the Market Value of the Ship owned by it; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks, in respect of the full value and tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(b)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(c)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the relevant Owner or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;

(e)	provide that the Security Trustee may make proof of loss if the relevant Owner fails to do so; and

(f)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Security Trustee’s approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking (in the event of fleet cover, together with waivers for liens for unpaid premiums of other vessels not mortgaged to the Security Trustee) in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its Agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions;

(e)	they will notify the Security Trustee if any person other than the Owner is named as assured or co-assured in any of the obligatory insurances and shall procure that, upon the written request of the Security Trustee, such additional assured or co-assured executes in favour of the Security an assignment (in such form as the Lenders may approve or require) of its interest in the obligatory insurances; and

(f)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the relevant Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

If any of the obligatory insurances referred to in Clause 13.6 form part of a fleet cover, the Borrower will procure that any letter of undertaking referred to in this Clause is amended to provide that the relevant brokers shall undertake to the Security Trustee that they shall neither set-off against any claims in respect of a Ship any premiums due in respect of other vessels under such fleet cover of any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances.

13.7	Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority.

13.8	Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment. The Borrower shall procure that no Owner employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

13.12	Compliance with terms of insurances. The Borrower shall procure that no Owner shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances. The Borrower shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee.

13.14	Settlement of claims. The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15	Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16	Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17	Mortgagee’s interest and additional peril insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate:

(a)	a mortgagee’s interest insurance in an amount equal to 120 per cent. of the Loan;

(b)	a mortgagee’s interest additional perils (pollution) insurance in an amount equal to 120 per cent. of the Loan and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18

Review of insurance requirements. The Majority Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the

Majority Lenders, significant and capable of affecting the Owners or the Ships and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

13.19	Modification of insurance requirements. The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Majority Lenders consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.20	Compliance with mortgagee’s instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	SHIP COVENANTS

14.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship’s name and registration. The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its ownership under an Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of any Ship.

14.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with a first-class classification society which is a member of IACS acceptable to the Agent free of overdue recommendations and conditions of such classification society; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation.

14.4	Classification society undertaking. The Borrower shall procure that each Owner shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship owned by that Owner;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the Owner or any person that the Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Owner’s or the Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if the Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification. The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially (in the sole opinion of the Agent) alter the structure, type or performance characteristics of the Ship or materially reduce her value.

14.6	Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Owner and subject to the security constituted by the Mortgage and if applicable, the Deed of Covenant, relative to the Ship Provided that the Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7	Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Majority Lenders, provide the Security Trustee (at the expense of the Borrower) with copies of all survey reports.

14.8	Inspection. The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that so long as no Event of Default has occurred and is continuing at the relevant time and a Ship is found to be in a satisfactory condition (in the opinion of the Security Trustee) the Borrower shall be obliged to pay reasonable fees and expenses of 1 inspection of that Ship in any calendar year.

14.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, her Earnings or her Insurances and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the relevant Owner shall within 7 days of the arrest or detention procure her release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall procure that each Owner and the Approved Manager shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by the relevant Owner, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Majority Lenders has been given and the Owner has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require.

14.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Security Trustee with any information which the Majority Lenders request regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	its compliance or the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of the ISM Code Documentation and the ISPS Code Documentation.

14.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Owner, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Owner’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall:

(a)	change the terms on which the Ship is employed or the identity of the person by whom the Ship is employed;

(b)	enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(c)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(d)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment Provided that the Agent (acting upon the instructions of all the Lenders) may require the Borrower to replace the Approved Manager (and the Borrower hereby agrees to promptly comply with such instruction) if the Lenders are not satisfied with the performance of the Approved Manager;

(e)	de-activate or lay up the Ship; or

(f)	put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise.

14.14	Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage applicable to the Ship owned by it registered against that Ship as a valid first priority or first preferred mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by the relevant Owner to the Security Trustee.

14.15	Sharing of Earnings. The Borrower shall procure that no Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.16	Charterparty Assignment. If any Owner enters into any bareboat charter or any time charterparty or other contract of employment for a term which exceeds or is capable of exceeding 12 months in respect of its Ship that Owner shall, at the request of the Agent, execute, or, as the case may be, procure the execution in favour of the Security Trustee of a Charterparty Assignment in respect of that charter or other contract of employment, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 4, Part A as the Agent may require.

15	SECURITY COVER

15.1	Provision of additional security cover; prepayment of Loan. The Borrower undertakes with each Creditor Party that, if the Agent notifies the Borrower that:

(a)	the aggregate Market Value of the Ships subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15;

falls below the following percentages of the Loan (the “Relevant Percentage”) at any time during the following periods, the Borrower will, on the first Business Day after the date on which the Agent’s notice is served, prepay in accordance with Clause 8 such part (at least) of the Loan as will eliminate the shortfall.

Period	Percentage of Loan (%)
31 March 2013 to 30 September 2013	65
on 31 December 2013	70
31 March 2014 to 30 June 2014	85
30 September 2014 to 31 December 2014	95
31 March 2015 to the Final Maturity Date	100

If the Borrower satisfies the Majority Lenders that it is unable to make the prepayment of the Loan required pursuant to this Clause 15.1, the Agent (acting upon the instructions of the Majority Lenders) may (in its sole and absolute discretion) agree instead to accept within 14 days after the date on which its notice is served, additional security from the Borrower or a third party which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require.

15.2	Meaning of additional security. In Clause 15.1 “security” means a Security Interest over an asset or assets (including, without limitation a vessel (other than a Ship)) (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit, cash deposit or other security acceptable to the Majority Lenders (in their sole and absolute discretion) in respect of the Borrower’s liabilities under the Finance Documents.

15.3	Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 15.1 above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 4, Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.4	Valuation of Ship. The market value of a Ship at any date is that shown by taking the arithmetic mean of two valuations each prepared:

(a)	as at a date not more than 30 days previously;

(b)	in the case of the first valuation, by an Approved Broker appointed by the Borrower and, in the case of the second valuation, by an Approved Broker appointed by the Agent;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale,

Provided that if the two valuations provided pursuant to this Clause 15.4 differ by more than 15 per cent., a third valuation shall be obtained from a third Approved Broker appointed by the Agent and prepared on the basis described in paragraphs (a), (c), (d) and (e) of this Clause 15.4 and the Market Value of the relevant Ship which is the subject of the third valuation shall be the arithmetic mean of the three valuations obtained pursuant to this Clause 15.4.

15.5	Value of additional security. The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.6	Valuations binding. Any valuation under Clause 15.1, 15.4 or 15.5 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.7	Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker instructed by the Agent under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15.

15.9	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by the Borrower to the Agent, the Security Trustee or any Lender

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	to such account of the Agent as the Agent may from time to time notify the Borrower; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Swap Bank or the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders or the Swap Bank generally shall be distributed by the Agent to each Lender or the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount (i) any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand and (ii) any amount the Agent determines is required to be deducted and withheld under FATCA.

16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Bank, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreement in the following order and proportions:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Agent, the Security Trustee, any Receiver and any Delegate under the Finance Documents;

(ii)	secondly, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);

(iii)	thirdly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreement (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank at the time of application or distribution under this Clause 17); and

(iv)	fourthly, in or towards satisfaction pro rata of the Loan and the Swap Exposure of the Swap Bank (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Agent may, with the authorisation of the Lenders and the Swap Bank by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (other than paragraph (a)(i) which cannot be amended) either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.3 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that throughout the Security Period:

(a)	(subject only to the provisions of the General Assignment) all the Earnings of each Ship are paid to the Earnings Account in the name of that Owner owning that Ship; and

(b)	all payments by the Swap Bank to the Borrower under each Designated Transaction are paid to the Retention Account.

18.2	Transfers to Retention Account. The Borrower undertakes with each Creditor Party to ensure that in each calendar month of the Security Period commencing on the date falling 1 month after the Effective Date and on the same day in each subsequent calendar month there is transferred to the Retention Account out of the Earnings of that Ship received in the relevant Earnings Account during the preceding calendar month:

(a)	one-third of the amount of the Repayment Instalment falling due under Clause 8;

(b)	the relevant fraction of the amount of interest on the Loan which is payable on the next due date for payment of interest for the Loan under this Agreement.

The “relevant fraction” in paragraph (b) above, is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period applicable to the Loan (or, if the current Interest Period ends after the next date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).

18.3	Shortfall in Earnings. If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower shall make up the amount of the insufficiency on demand from the Agent; but, without thereby prejudicing the Agent’s right to make such demand at any time, the Agent may, if so authorised by the Majority Lenders, permit the Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.2 from the Earnings received in the next or subsequent months.

18.4	Application of retentions. Until an Event of Default occurs, the Agent shall on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	any Repayment Instalment due in accordance with Clause 8.1 on that interest payment date; and

(b)	the amount of interest payable on that interest payment date in discharge of the Borrower’s liability for that repayment instalment or that interest.

18.5	Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on the Retention Account.

18.6	Release of accrued interest. Interest accruing under Clause 18.5 shall be released to the Borrower on each interest payment date unless an Event of Default or a Potential Event of Default has occurred or the then credit balance on the Retention Account is less than what would have been the balance had the full amount required by Clause 18.2 (and Clause 18.3, if applicable) been transferred in that and each previous month.

18.7	Location of accounts. The Borrower shall promptly:

(a)	comply, and ensure that the Owners comply, with any requirement of the Agent as to the location or re-location of any Earnings Account or the Retention Account;

(b)	execute, and ensure that the Owners execute, any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts (or any of them) and the Retention Account.

18.8	Debits for expenses etc. The Agent shall be authorised by the Borrower (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.9	Borrower’ obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.4, 11.6, 11.7, 11.21, 11.23, 11.24, 12.2, 12.3, 12.4, 12.5, 13.2, 15.1 or 18.1 and clause 3.4 of the Second Amending and Restating Agreement; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by a Relevant Person occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of a Relevant Person, in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or a Security Party which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing;

(h)	a Relevant Person ceases or suspends carrying on or changes the nature of its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for a Relevant Person to discharge any liability under a Finance Document to which it is a party or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for a Creditor Party to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable either Owner to own, operate or charter a Ship or to enable a Relevant Person to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	without the prior written consent of the Majority Lenders, a change has occurred or probably has occurred after the date of this Agreement in the control of the Borrower or in the ownership of any of the shares in any Owner or in the ultimate control of the voting rights attaching to any of those shares; or

(l)	an Event of Default (as defined in the Master Agreement) occurs; or

(m)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy;

(o)	a default occurs under any charterparty in respect of a Ship or any Management Agreement;

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Security Party; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or

(q)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3	Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.4	Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.5	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy of the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.6	Lender’s rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.7	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.8	Relevant Persons. In this Clause 19 “a Relevant Person” means the Borrower, a Security Party and any other member of the Group; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.9	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

19.10	Position of the Swap Bank. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Agency and facility fees. The Borrower shall pay to the Agent such agent and facility fees as are referred to in the Fee Letter, such fees being payable at the times and in the manner referred to in the Fee Letter.

20.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all costs and expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, perfection, execution or registration of any Finance Document or any related document or any Finance Documents to be executed at a later stage or with any transaction contemplated by a Finance Document or a related document (including, without limitation, any legal fees (which shall include, for the avoidance of doubt, the fees incurred by the Agent with respect to the legal opinions referred to in Schedule 4), out of pocket expenses and printing expenses or any expenses in respect of a Receiver or Delegate).

20.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all costs and expenses or any on-going costs throughout the Security Period (including, without limitation, any legal fees or expenses or any expenses in respect of any Delegate or Receiver) incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document or any related documents or a Finance Document to be entered into at a later stage or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)	such circumstances where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of that Ship pursuant to Clause 13.18;

(e)	any step taken by the Creditor Party concerned or the Swap Bank concerned with a view to the protection, preservation, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose and any proceedings instituted by or against the Agent or the Security Trustee as a consequence of taking, holding, preserving, exercising, protecting or any right or Security Interest created by a Finance Document or enforcing those rights (including, without limitation, any expenses in respect of any Delegate or Receiver).

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Certification of amounts. A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.6	Extraordinary management time.

(a)	The Borrower shall pay to the Agent on its demand compensation in respect of the reasonable and documented amount of time which the management of either Servicing Bank has spent in connection with a matter covered by Clause 20.3 and which exceeds the amount of time which would ordinarily be spent in the performance of the relevant Servicing Bank’s routine functions. Any such compensation shall be based on such reasonable daily or hourly rates as the Agent may notify to the Borrower and is in addition to any fee paid or payable to the relevant Servicing Bank.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	an Event of Default;

(ii)	a Servicing Bank being requested by the Borrower or a Security Party or the Majority Lenders to undertake duties which that Servicing Bank agrees to be of an exceptional nature or outside the scope of the normal duties of that Servicing Bank under the Finance Documents; or

(iii)	a Servicing Bank agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to that Servicing Bank any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If that Servicing Bank and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Servicing Bank concerned and approved by the Borrower or, failing approval, nominated (on the application of the Security Trustee) by the president for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

20.7	Indemnity to the Security Trustee

(a)	The Borrower shall (or shall procure that an Owner will) promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(i)	in relation to or as a result of:

(A)	the taking, holding, protection or enforcement of the Finance Documents and a Security Interest;

(B)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law;

(C)	any default by a Security Party or the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; and

(D)	any action by a Security Party or the Borrower which vitiates, reduces the value of, or is otherwise prejudicial to, a Security Interest,

(ii)	which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents.

(b)	The Security Trustee and every Receiver and Delegate may, in priority to any payment to the Creditor Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 20.7 and shall have a lien on the Security Interest and the proceeds of the enforcement of the Security Interest for all monies payable to it.

20.8	Stamp taxes. The Borrower shall pay and, within 3 Business Days of demand, indemnify each Creditor Party against any cost, loss or liability which that Creditor Party incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Finance Document.

20.9	VAT

(a)	All amounts expressed to be payable under a Finance Document to a Creditor Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Creditor Party to another party under a Finance Document and such Creditor Party is required to account to the relevant tax authority for the VAT, that party must pay to such Creditor Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Creditor Party must promptly provide an appropriate VAT invoice to that party).

(b)	If VAT is or becomes chargeable on any supply made by any Creditor Party (the “Supplier”) to any other Creditor Party (the “Recipient”) under a Finance Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any party to reimburse or indemnify a Creditor Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Creditor Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Creditor Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 20.7 (VAT) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Creditor Party to any party under a Finance Document, if reasonably requested by such party, that Party must promptly provide such Creditor Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Creditor Party’s VAT reporting requirements in relation to such supply.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party (including, without limitation, in connection with any litigation, arbitration or administration proceedings or regulatory enquires in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents or any Delegate or a Receiver) or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(b)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7) including, without limitation, any cost, loss or liability arising as a result of clause 7 of the Agency and Trust Deed;

(c)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the relevant Creditor Party, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

(c)	investigating any event which it reasonably believes is an Event of Default;

(d)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the relevant Creditor Party’s own officers or employees.

21.4	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.3 covers:

(a)	any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)	any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution, the protection of the environment, the ISM Code, the ISPS Code, any Sanctions or in connection with any Environmental Claim.

21.5	Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an award, in relation to any litigation or arbitration proceedings, an order or judgment from any court or other tribunal; or

(c)	enforcing any such award, in relation to any litigation or arbitration proceedings, order or judgment;

the Borrower shall indemnify the Creditor Party concerned, within three Business Days of demand, against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (Edinburgh time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6	Indemnity to the Security Trustee.

(a)	The Borrower and the Security Parties jointly and severally shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 20 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of a Security Interest;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by the Borrower or a Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Trustee, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Trustee’s Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Trustee and every Receiver and Delegate may, in priority to any payment to the Creditor Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 21.6 and shall have a lien on that Security Interest and the proceeds of the enforcement of such Security Interest for all moneys payable to it.

21.7	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.9	Application to Master Agreement. For the avoidance of doubt, Clause 21.5 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5	Tax credit. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 22.5 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 22.5 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 22.5 shall be conclusive and binding on the Borrower and the other Creditor Parties.

22.6	Application to the Master Agreement. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

22.7	FATCA.

(a)	FATCA Information.

(i)	Subject to paragraph (iii) below, each party to a Finance Document shall, within ten Business Days of a reasonable request by another party to the Finance Documents:

(A)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(B)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru percentage” or other information required under the Treasury regulations or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA.

(ii)	If a party to any Finance Document confirms to another party pursuant to Clause 23.9(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(iii)	Sub-clause (i) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such party for purposes of this Sub-clause (iii).

(iv)	If a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with sub-clause (i) above (including, for the avoidance of doubt, where sub-clause (iii) above applies), then:

(A)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(B)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

(b)	FATCA Gross-Up.

(i)	If the Borrower, a guarantor or any Security Party making a payment under a Finance Document is required to make a FATCA Deduction, such Borrower, guarantor or Security Party shall make that FATCA Deduction and shall make a payment to the United States government within the time allowed and in the amount required by FATCA.

(ii)	If a FATCA Deduction is required to be made by the Borrower, a guarantor or Security Party, the amount of the payment due from such Borrower, guarantor or Security Party shall be increased to an amount which (after making any FATCA Deductions) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(iii)	Each of the Borrower, any guarantor and any Security Party shall promptly upon becoming aware that a FATCA Deduction is required (or that there is any change in the rate or basis of a FATCA Deduction) notify the Agent accordingly. A Lender shall notify the Agent on becoming aware that a FATCA Deduction (or that a change in the rate or basis of a FATCA Deduction) may be required on a payment to such Lender.

(iv)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower, guarantor or Security Party, as applicable, shall deliver to the Agent for the party entitled to the payment evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS.

(v)	Each Creditor Party may make any FATCA Deduction it is required to make under FATCA, and any payment required in connection with that FATCA Deduction, and none of the Creditor Parties shall be required to increase any payment in respect of which it makes such a FATCA Deduction. A Creditor Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Agent.

(vi)	If the Agent is required to make a FATCA Deduction in respect of a payment to a Creditor Party which relates to a payment by the Borrower, a guarantor or any Security Party, the amount of the payment due from the Borrower, guarantor or Security Party, as the case may be, shall be increased to an amount which (after the Agent has made such FATCA Deduction) leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(vii)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by the Borrower, a guarantor or any Security Party (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower and the relevant Lender.

(c)	FATCA Indemnity

(i)	The Borrower shall (within three Business Days of demand by the Agent) indemnify each Creditor Party and pay to each such Creditor Party an amount equal to the taxes, losses, liabilities or costs which such Creditor Party determines will be or has been (directly or indirectly) suffered by such party as a result of any party to a Finance Document making a FATCA Deduction in respect of a payment due to such Creditor Party under a Finance Document, or any taxes, penalties, interest or other amounts being asserted against or imposed on such Creditor Party by any taxing authority of or in the United States under FATCA.

(ii)	Notwithstanding anything to the contrary, if any Creditor Party is a FATCA Exempt Party, and after reasonable request of the Borrower at least sixty (60) days prior to the next Interest payment date, such Creditor Party has not provided the Borrower with written confirmation that it is a FATCA Exempt Party on or prior to the next Interest payment date after such request, then, unless the status of such party under FATCA is publicly published by the United States Government or is otherwise publicly available in connection with FATCA, the Borrower shall not be required to indemnify such Creditor Party for United States Federal taxes imposed under FATCA pursuant to this Clause 22.7 until such time as such Creditor Party shall have provided written notification of its status as a FATCA Exempt Party.

(iii)	A Creditor Party making, or intending to make, a claim under sub-clause (i) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	No Double FATCA Indemnity. This Clause 22.7 shall be the sole remedy for the payment of any United States Federal taxes imposed under FATCA and no such FATCA taxes shall be paid or indemnified under Clause 21 or any other sub-clause of Clause 22.

(e)	FATCA Mitigation.

(i)	If a FATCA Deduction is or will be required to be made by Borrower under Clause 22.7(b) or (c) in respect of a payment to any FATCA Non-Exempt Lender, the Borrower may (but shall not be required to), in addition to making any FATCA Deductions already required and any associated gross-up and indemnity payments under this Clause 22.7, elect to either:

(A)	Prepay in full the Contribution of the FATCA Non-Exempt Lender (plus accrued and unpaid interest, the Mandatory Cost, if any, and all other amounts then due the FATCA Non-Exempt Lender) in accordance with and subject to the conditions of Clause 8 upon 15 days’ written notice to the Agent and such FATCA Non-Exempt Lender, specifying the amount to be prepaid, the date on which the prepayment is to be made and the basis for the FATCA Deduction, or

(B)	if no Event of Default or Potential Event of Default has occurred and is continuing, nominate one or more Transferee Lenders who upon becoming a Lender would be an Exempt FATCA Party, by notice in writing to the Agent and the FATCA Non-Exempt Lender specifying the terms of the proposed transfer, and, subject to subclause (ii) below, cause such Transferee Lender(s) to purchase all of the FATCA Non-Exempt Lender’s Contribution and Commitment.

(ii)	If the Borrower elects to nominate one or more Transferee Lenders under Clause 22.7(e)(i)(B), the relevant FATCA Non-Exempt Lender shall transfer its Contribution and Commitment to such Transferee Lender(s), but only after such FATCA Non-Exempt Lender has received one or more payments from the Borrower and such Transferee Lender(s) in an aggregate amount at least equal to the aggregate outstanding Contribution of such FATCA Non-Exempt Lender, together with accrued interest thereon to the date of payment of such Contribution and all other amounts payable to such FATCA Non-Exempt Lender under the Finance Documents.

(iii)	If a FATCA Deduction is or will be required to be made by Borrower under Clause 22.7(b) or (c) in respect of a payment to any Creditor Party as a result of the Agent not being a FATCA Exempt Party, at the written request of the Creditor Party, the Agent shall resign and a successor Agent who is a FATCA Exempt Party shall be appointed pursuant to the Agency and Trust Deed.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment. The Agent notifying the Borrower under Clause 23.2 and on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4

Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or regulation or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender’s overall net income); or

(b)	complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement (including, without limitation, any laws or regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Management and Capital Structures”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say:

(i)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3	Payment of increased costs. The Borrower shall pay to the Agent, at the end of any Interest Period during which the Agent makes demand, for the account of the Notifying Lender, the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.5	Prepayment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower. The Borrower may not, without the prior written consent of the Agent, given on the instructions of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Transfer by a Lender. Subject to Clause 26.5, a Lender (the “Transferor Lender”) may at any time, without needing the consent of the Borrower or any Security Party cause its rights in respect of all or part of its Contribution (such part being not less than 10 per cent. of its Contribution) to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or an insurance company or a special purpose vehicle or another (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 3 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the successor shall automatically and without any further act being necessary become a Lender with the same Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender (or the part thereof specified in the Transfer Certificate);

(c)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(d)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender, assuming that any defects in the Transferor Lender’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(e)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.5 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(f)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 5 Business Days prior notice.

26.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee, each Lender and the Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party or any other Creditor Party; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.14	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.15	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.16	Security over Lenders’ rights. In addition to the other rights provided to the Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.17	Limitation of responsibility of the Lenders.

(a)	Unless expressly agreed to the contrary, no Lender makes any representations or warranties nor assumes any responsibility to a Transferee Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Security Party;

(iii)	the performance and observance by any Security Party of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each Transferee Lender confirms to the other Lenders and the other Creditor Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Security Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Transferor Lender or any other Creditor Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Security Party and its related entities throughout the Security Period.

(c)	Nothing in any Finance Document obliges a Lender to:

(i)	accept a re-transfer or re-assignment from a Transferee Lender of any of the rights and obligations assigned or transferred under this Clause 26; and

(ii)	support any losses directly or indirectly incurred by the Transferee Lender by reason of the non-performance by any Security Party of its obligations under the Finance Documents or otherwise.

27	CONFIDENTIALITY

27.1	Confidential Information. Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clauses 27.2 and 27.3, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

27.2	Disclosure of Confidential Information. Any Creditor Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and/or the Master Agreement and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Master Agreement and/or the Borrower and/or any Security Party and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Creditor Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents and/or the Master Agreement on its behalf (including, without limitation, any person appointed by such Creditor Party for such purpose);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to monoline insurers, verifications agents and their Affiliates and any of its or their officers, directors, employees, professional advisers;

(vi)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.16;

(viii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(ix)	who is a party to this Agreement;

in each case, such Confidential Information as that Creditor Party shall consider appropriate;

(c)	to any person appointed by the Creditor Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents and/or the Master Agreement including without limitation, in relation to the trading of participations in respect of the Finance Documents and/or the Master Agreement, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c);

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents, the Master Agreement, the Borrower and/or the Security Parties.

27.3	Disclosure to numbering service providers

(a)	Any Creditor Party may disclose to any national or international numbering service provider appointed by that Creditor Party to provide identification numbering services in respect of this Agreement, the Loan and/or the Borrower and/or the Security Parties the following information:

(i)	names of the Borrower and the Security Parties;

(ii)	country of domicile of the Borrower and the Security Parties;

(iii)	place of incorporation of the Borrower and the Security Parties;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	currency of the Loan;

(viii)	type of facility;

(ix)	ranking of facility;

(x)	the final Repayment Date;

(xi)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xii)	such other information agreed between such Creditor Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The parties to this Agreement acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or the Borrower and/or the Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower, the Security Parties and the other Creditor Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or the Borrower and/or the Security Parties; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or the Borrower and/or the Security Parties by such numbering service provider.

27.4	Entire agreement. This Clause 27 constitutes the entire agreement between the parties to this Agreement in relation to the obligations of the Creditor Parties under the Finance Documents and the Master Agreement regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

27.5	Inside Information. Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

27.6	Notification of disclosure. Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrower and the Security Parties:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 27.2 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of Clause 27.

27.7	Continuing obligations. The obligations of this Clause 27 are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrower and the Security Parties under or in connection with the Finance Documents and the Master Agreement have been paid in full; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

27.8	Agent’s confidentiality.

(a)	In the case where the Agent is acting for the Creditor Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by a division or department of the Agent other than that division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any party.

27.8	Security Trustee division separate.

(a)	In the case where the Security Trustee is acting as trustee for the Creditor Parties, the Security Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any party.

28	VARIATIONS AND WAIVERS

28.1

Variations, waivers etc. by Majority Lenders. Subject to Clause 28.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders and the Swap Bank, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 28.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and the Swap Bank”:

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	an extension of the Availability Period;

(d)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(e)	a change to the preamble or to Clause 2, 3, 4, 5.1, 8.1, 8.2, 17, 18, 19 or 31;

(f)	a change to this Clause 28;

(g)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document;

(h)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required; and

(i)	any change to or waiver of any provision of the Loan Agreement or any other Finance Document if any Creditor Party believes that such change or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in any party to the Finance Documents being required to make a FATCA Deduction and the Creditor Party notifies the Borrower and the Agent accordingly.

28.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 28.1 and 28.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29	NOTICES

29.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by registered letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	Paragon Shipping Inc.
15 Karamanli Street
166 73 Voula
Greece
Fax No: +(30) 210 899 5085
Attn: the Chief Financial Officer

(b)	to a Lender:	At the address opposite its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate; and

(c)	to the Swap Bank:	Bank of Scotland Plc.
c/o Wholesale Markets Treasury & Trading Legal
1st Floor, 10 Gresham Street
London EC2V 7AE
England
Fax No: +44 207 574 8133
Attn: General Counsel and Head of Legal

(d)	the Agent and
	the Security Trustee:	Bank of Scotland Plc.
Citymark - Level 1
150 Fountainbridge,
Edinburgh, EH3 9PE
Scotland

Fax No: +44 131 659 1300
Attn: Rob Gracie, Lyn Carruthers

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Bank and the Security Parties.

29.3	Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is delivered by registered letter shall be deemed to be served, and shall take effect, 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at the relevant address; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

29.4	Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

29.5	Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

29.7	English language. Any notice under or in connection with a Finance Document shall be in English.

29.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29.9	Electronic communication

(a)	Any communication to be made between the Agent or the Security Trustee and a Lender or the Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender or the Swap Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or the Security Trustee or the Swap Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Swap Bank to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30.4	Conduct of Business by the Creditor Parties. No provision of this Agreement will:

(a)	interfere with the right of any Creditor Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Creditor Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Creditor Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.

30.5	Counterparts. A Finance Document may be executed in any number of counterparts.

31	LAW AND JURISDICTION

31.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process Agent. The Borrower irrevocably appoints HTD Services Limited at their office for the time being, presently at Irongate House, Duke’s Place, London EC3A 7HX, England, to act as its Agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

31.5	Creditor Party rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings” and “Dispute”. In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligations arising out of or in connection with this Agreement.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties and as amended and restated on the dates first before written.

SCHEDULE 1

LENDERS AND CONTRIBUTIONS

Lender	Lending Office	Contributions (US Dollars)

Bank of Scotland Plc.	New Uberior House 11-13 Earl Grey Street Edinburgh EH3 9BN Scotland	18,832,544.39

Natixis	68-76 Quai de la Rapee 75012 Paris France	18,434,319.54

SCHEDULE 2

DETAILS OF SHIPS AND OWNERS

1	Name of Ship:	“CORAL SEAS”

	Flag:	Liberia

	IMO Number:	9305099

	Official Number:	13655

	Dwt:	74432

	Class Society and notation:	American Bureau of Shipping
		(+A1, BULK CARRIER, (E), +AMS, +ACCU, SH, HCS, SHCM)

	Year built:	2006

	Owner:	Imperator I Maritime Company

2	Name of Ship:	“GOLDEN SEAS”

	Flag:	Liberia

	IMO Number:	9305104

	Official Number:	13656

	Dwt:	74475

	Class Society and notation:	American Bureau of Shipping
		(+A1, BULK CARRIER, (E), +AMS, +ACCU, SH, HCS, SHCM)

	Year built:	2006

	Seller:	Oceanic Shipping Company Limited

	Owner:	Canyon I Navigation Corp.

SCHEDULE 3

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	Bank of Scotland Plc. for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[                    ]

1	This Certificate relates to a Loan Agreement dated 4 December 2007 (as supplemented, amended and restated, the “Loan Agreement”) and made between (1) Paragon Shipping Inc. as borrower (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) Bank of Scotland Plc. as Agent, (4) Bank of Scotland Plc. as Mandated Lead Arranger, (5) Bank of Scotland Plc. as Security Trustee (6) Bank of Scotland Plc. as Underwriter and (7) Bank of Scotland Plc. as Swap Bank in respect of a term loan facility of US$37,366,864.

2	In this Certificate:

“the Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, the Swap Bank and each Lender;

“the Transferor” means [full name] of [lending office];

“the Transferee” means [full name] of [lending office].

Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3	The effective date of this Certificate is 200 Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [ ] per cent. of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution	Amount transferred

5	By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[ ]] [from [ ] per cent. of its Commitment, which percentage represents $[ ]] and the Transferee acquires a Commitment of $[ ].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party:

(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above;

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, the Swap Bank or any Lender in the event that:

(i)	the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, the Swap Bank or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross negligence or wilful misconduct, dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

BANK OF SCOTLAND Plc.

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of each of:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Fee Letter;

(d)	the Master Agreement;

(e)	the Guarantees;

(f)	the Master Agreement Assignment;

(g)	the Earnings Accounts Charge;

(h)	the Retention Account Charge; and

(i)	the Charterparty Assignments in respect of the Initial Charterparties.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.

3	Copies of resolutions of the shareholders and directors of the Borrower and of each Owner authorising the execution of each of the Finance Documents to which the Borrower and that Owner is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower and an Owner.

5	Copies of all consents which the Borrower and any Owner requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening or operation of each Earnings Account and the Retention Account.

7	Evidence satisfactory to the Agent that each Owner is a direct or indirect wholly-owned subsidiary of the Borrower.

8	All documentation required by each Creditor Party in relation to the Borrower and any Security Party pursuant to that Creditor Party’s “know your customer” requirements.

9	Documentary evidence that the Agent for service of process named in Clause 30 has accepted its appointment.

10	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and Liberia, and such other relevant jurisdictions as the Agent may require.

11	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b).

1	Documentary evidence that:

(a)	each Ship is definitively and permanently registered in the name of its Owner under the applicable Approved Flag;

(b)	each Ship is in the absolute and unencumbered ownership of its Owner save as contemplated by the Finance Documents to which that Owner is a party;

(c)	each Ship maintains the highest available class with such first-class classification society which is a member of IACS as the Agent may approve free of all overdue recommendations and conditions of such classification society;

(d)	each Mortgage relative to a Ship has been duly registered against that Ship as a valid first preferred or, as the case may be, priority statutory mortgage in accordance with the laws of applicable Approved Flag State;

(e)	each Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of such insurances have been complied with; and

(f)	each Ship is operating under the Initial Charterparty subject to that Ship.

2	A copy of the Management Agreement and a duly executed original of the Manager’s Undertaking in relation to each Ship.

3	Copies of:

(a)	the document of compliance (DOC) and safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation in respect of each Ship and the applicable Approved Manager certified as true and in effect by the Owner of such Ship;

(b)	the ISPS Code Documentation in respect of each Ship and the Owner thereof certified as true and in effect by that Owner; and

(c)	the Initial Charterparties.

4	Two valuations (at the cost of the Borrower) of each Ship addressed to the Agent, stated to be for the purpose of this Agreement and dated not earlier than 15 days before the Drawdown Date, each from an Approved Broker.

5	The audited annual consolidated accounts of the Group for the Financial Year ended 31 December 2006 together with a 3-year projection of the financial position of the Group (including, without limitation, profit and loss accounts, balance sheets and statements of cash flow) certified as to its correctness by the chief financial officer of the Borrower, such projection to be in a form satisfactory to the Agent.

6	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and Liberia and such other relevant jurisdictions as the Agent may require.

7	A favourable opinion (at the cost of the Borrower) from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances of the Ship as the Agent may require.

8	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	Bank of Scotland Plc.

New Uberior House

11-13 Earl Grey Street

Edinburgh EH3 9BN

Scotland

[—] 200[—]

Dear Sirs,

We refer to a loan agreement dated 4 December 2007 (as supplemented, amended and restated, the “Loan Agreement”) made between (amongst others) yourselves and ourselves in relation to a term loan facility of up to $37,366,864.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [audited]/[unaudited] consolidated accounts for the Group for the [Financial Year] [3-month period] ended [—]. The accounts (i) have been prepared in accordance with all applicable laws and GAAP all consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.

We also enclose copies of the valuations of all the Fleet Vessels which were used in calculating the Market Value Adjusted Net Worth of the Group as at [—].

The Borrower represents that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [—], the Borrower confirms compliance with the financial covenants set out in Clause 12.4 of the Loan Agreement for the 3 months ending as of the date to which the enclosed accounts are prepared.

We now certify that, as at [—]:

(a)	the Market Value Adjusted Net Worth of the Group is $[—];

(b)	Liquid Assets available to the Group are $[—] in aggregate of which an aggregate amount of $[—] is standing to the credit of the Earnings Accounts;

(c)	the Leverage Ratio is [—] per cent.; and

(d)	the Security Cover Percentage is [—] per cent.;

This certificate shall be governed by, and construed in accordance with, English law.

[—]
Chief Financial Officer of
Paragon Shipping Inc.

SCHEDULE 6

MANDATORY COST FORMULA

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB+C(B-D)+Ex0.01 per cent. per annum
100-(A+C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01 per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is due and payable but unpaid, the additional rate of interest specified in Clause 7.2 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing, Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(a)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 7 and 8 above is true and correct in all respects.

11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SCHEDULE 7

DESIGNATION NOTICE

To:	Bank of Scotland Plc.

New Uberior House

11-13 Earl Grey Street

Edinburgh EH3 9BN

Scotland

[—]

Dear Sirs

Loan Agreement dated 4 December 2007 (as amended, supplemented and restated from time to time) and made between (inter alia) (i) ourselves as Borrower, (ii) the Lenders, (iii) yourselves as Agent, Mandated Lead Arranger, Underwriter and Security Trustee and (iv) yourselves as Swap Bank (as supplemented, amended and restated, the “Loan Agreement”)

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated [—] made between ourselves and [—]; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [—] and addressed by [—] to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

for and on behalf of
PARAGON SHIPPING INC.

EXECUTION PAGES

BORROWER

SIGNED by Maria Stefanou & Anastassios Gabrielides	)	/s/ Maria Stefanou
for and on behalf of	)	/s/ Anastassios Gabrielides
PARAGON SHIPPING INC.	)
in the presence of: Vassiliki Georgiopoulos	)	/s/ Vassiliki Georgiopoulos

LENDERS

SIGNED by John Mowbray	)	/s/ John Mowbray
for and on behalf of	)
BANK OF SCOTLAND PLC.	)
in the presence of: Michael Anyim	)	/s/ Michael Anyim

SIGNED by Maria-Chryssoula Kappida	)	/s/ Maria-Chryssoula Kappida
for and on behalf of	)
NATIXIS	)
in the presence of: Vassiliki Georgiopoulos	)	/s/ Vassiliki Georgiopoulos

SWAP BANK

SIGNED by Tony Elsey	)	/s/ Tony Elsey
for and on behalf of	)
BANK OF SCOTLAND PLC.	)
in the presence of: Angus Campbell	)	/s/ Angus Campbell

AGENT

SIGNED by Robert S. Gracie	)	/s/ Robert S. Gracie
for and on behalf of	)
BANK OF SCOTLAND PLC.	)
in the presence of:	)

SECURITY TRUSTEE

SIGNED by Robert S. Gracie	)	/s/ Robert S. Gracie
for and on behalf of	)
BANK OF SCOTLAND PLC.	)
in the presence of:	)

MANDATED LEAD ARRANGER

SIGNED by John Mowbray	)	/s/ John Mowbray
for and on behalf of	)
BANK OF SCOTLAND PLC.	)
in the presence of:	)
Michael Anyim	)	/s/ Michael Anyim

UNDERWRITER

SIGNED by John Mowbray	)	/s/ John Mowbray
for and on behalf of	)
BANK OF SCOTLAND PLC.	)
in the presence of:	)
Michael Anyim	)	/s/ Michael Anyim